KKR REAL ESTATE FINANCE TRUST INC. REPORTS
FIRST QUARTER 2026 FINANCIAL RESULTS

New York, NY, April 22, 2026 - KKR Real Estate Finance Trust Inc. (the “Company” or “KREF”) (NYSE: KREF) today reported its financial results for the quarter ended March 31, 2026.

Reported net loss attributable to common stockholders of ($61.9) million, or ($0.96) per diluted share of common stock, for the three months ended March 31, 2026, compared to net loss attributable to common stockholders of ($32.0) million, or ($0.49) per diluted share of common stock, for the three months ended December 31, 2025.

Reported Distributable Loss of ($4.1) million, or ($0.06) per diluted share of common stock, for the three months ended March 31, 2026, compared to Distributable Earnings of $14.4 million, or $0.22 per diluted share of common stock, for the three months ended December 31, 2025.

The Company’s Board of Directors declared a dividend of $0.10 per share of common stock with respect to the second quarter of 2026. The dividend is payable on July 15, 2026 to KREF’s common stockholders of record as of June 30, 2026.

In April 2026, the Board of Directors authorized a modified repurchase program, which replaces the prior authorization and authorizes KREF to repurchase up to an aggregate of $75.0 million of common stock and 6.50% Series A Cumulative Redeemable Preferred Stock.

First Quarter 2026 Highlights

•$653.4 million liquidity position, including $135.4 million of cash and $500.0 million of undrawn capacity on our corporate revolving credit agreement as of March 31, 2026
•Originated and funded $184.1 million and $177.9 million, respectively, relating to one floating-rate senior loan, with an appraised loan-to-value ratio ("LTV")(1) of 72% and coupon of 2.6% over the applicable benchmark; and funded $20.0 million in loan principal for existing loans
•Received $415.4 million in loan repayments, including $312 million of repayments on office loans
•Current loan portfolio of $5.1 billion:
•99% floating rate with a weighted average unlevered all-in yield(2) of 7.2% as of March 31, 2026
•Multifamily and industrial assets represent 63% of the loan portfolio
•Weighted average LTV at origination of 66%
•Average risk rating of the loan portfolio was 3.3, weighted by outstanding principal amount
•Leased our real estate owned office property in Mountain View, CA to OpenAI
•Invested $41.7 million in CMBS securities
•Diversified financing sources totaling $7.2 billion with $2.6 billion of undrawn capacity:
•77% of secured financing is fully non-mark-to-market and the remaining balance is mark-to-credit only
•No final facility maturities until 2027 and no corporate debt due until 2030
•In January 2026, repurchased 92,094 shares at an average price per share of $8.25 for a total of $0.8 million
•Common book value of $767.9 million, or $11.87 per share, as of March 31, 2026, inclusive of a CECL allowance of $260.3 million, or ($4.03) per share; the CECL allowance increased $73.5 million, or ($1.14) per share, for the three months ended March 31, 2026 primarily due to additional reserves for risk-rated 5 loans

(1)    LTV is generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated. Weighted average LTV excludes loans with a risk rating of 5.
(2)    All-in yield includes amortization of deferred origination fees, loan origination costs and purchase discounts.

Matt Salem, Chief Executive Officer of KREF, said “2026 is a transition year for KREF as we execute an aggressive action plan to resolve legacy exposures and reposition the portfolio. We are making tangible progress on this initiative while rotating into newer vintage, higher-quality assets, improving portfolio quality, rebuilding earnings power, and driving long-term shareholder value.”

Patrick Mattson, President and Chief Operating Officer of KREF, added: “As part of a disciplined capital allocation strategy, we reduced our quarterly dividend to $0.10 per share. With strong liquidity and expected repayments, we have the flexibility to retain and redeploy capital into attractive risk-adjusted opportunities, including new investments and share repurchases. Our new $75 million repurchase authorization further enhances this flexibility and supports value creation.”

First Quarter 2026 Loan Originations

The Company committed capital and funded the following floating-rate loan ($ in thousands):

Description/Location	Property Type	Month Originated	Committed Principal Amount	Initial Principal Funded	Coupon		Maturity Date(A)	LTV
Senior Loan, Various, UK (B)	Industrial	March 2026	$184,130	$177,863	+	2.6%	May 2031	72%
Total			$184,130	$177,863	+	2.6%		72%

(A)    Maturity date assumes all extension options are exercised, if applicable.
(B)    Loan size is £136 million in local currency. The total whole loan is $438 million, or £323 million, co-originated and co-funded by KREF and KKR affiliates. The Company's interest was 42% of the loan.

Portfolio Summary

The following table sets forth certain information regarding the Company’s portfolio as of March 31, 2026 ($ in millions):

Investment	Committed Principal / Investment Amount	Outstanding Principal / Investment Amount	Carrying Value(A)	Net Equity(B)	Max Remaining Term (Years)(C)(D)	Weighted Average LTV(D)
Senior Loans	$5,498.5	$5,118.9	$4,847.2	$1,568.1	1.7	66%
Real Estate Assets(E)	505.0	505.0	505.0	368.9	n.a.	n.a.
CMBS Investments	91.1	86.5	86.5	86.5	6.0	55%
Other Investments	14.9	14.9	14.9	14.9	n.a.	n.a.
Total/Weighted Average	$6,109.5	$5,725.4	$5,453.6	$2,038.5	1.8	66%

(A)    Carrying value for senior loans represents the amortized cost, net of applicable allowance for credit losses.
(B)    Net equity reflects (i) the amortized cost basis of our loans, net of borrowings; (ii) real estate assets, net of borrowings and noncontrolling interests; (iii) fair value of CMBS investments; and (iv) the investment amount of equity method investments, net of borrowings.
(C)    Max remaining term (years) assumes all extension options are exercised, if applicable.
(D)    Weighted by outstanding principal amount for senior loans. Weighted average LTV excludes loans with a risk rating of 5.
(E)    Real estate assets include real estate owned, net of noncontrolling interests, and an equity method investment.

Non-GAAP Financial Measures

Reconciliation of Distributable Earnings (Loss) to Net Income (Loss) Attributable to Common Stockholders

The tables below reconcile Distributable Earnings (Loss) and related diluted per share amounts to net income (loss) attributable to common stockholders and related diluted per share amounts, respectively, for the three months ended March 31, 2026, December 31, 2025 and March 31, 2025 ($ in thousands, except per share data):

	Three Months Ended
	March 31, 2026	Per Diluted Share(A)	December 31, 2025	Per Diluted Share(A)	March 31, 2025	Per Diluted Share(A)
Net Income (Loss) Attributable to Common Stockholders	$(61,881)	$(0.96)	$(31,989)	$(0.49)	$(10,550)	$(0.15)
Adjustments
Non-cash equity compensation expense	1,808	0.03	1,485	0.02	2,127	0.03
Depreciation and amortization	1,358	0.02	1,167	0.02	740	0.01
Unrealized (gain) loss on investments	(164)	—	(47)	—	(131)	—
Unrealized (gain) loss on foreign currency translation	5,377	0.08	(1,190)	(0.02)	—	—
Unrealized (gain) loss on foreign currency forward contracts	(6,853)	(0.11)	1,305	0.02	—	—
Provision for credit losses, net	73,541	1.14	43,686	0.67	24,863	0.36
Distributable Earnings before realized losses	$13,186	$0.20	$14,417	$0.22	$17,049	$0.25
Realized loss on loan write-off	(17,292)	(0.27)	—	—	—	—
Distributable Earnings (Loss)	$(4,106)	$(0.06)	$14,417	$0.22	$17,049	$0.25
Diluted weighted average common shares outstanding	64,673,125		65,442,561		68,765,877

(A)    Per share amounts presented may not foot due to rounding.

Teleconference Details:

The Company will host a conference call to discuss its financial results on Thursday, April 23, 2026 at 9:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s first quarter 2026 earnings teleconference call should dial from the U.S., (844) 784-1730, or from outside the U.S., +1 (412) 380-7410, shortly before 9:00 a.m. and reference the KKR Real Estate Finance Trust Inc. Teleconference Call; a pass code is not required. Please note the teleconference call will be available for replay beginning approximately two hours after the broadcast. To access the replay, callers from the U.S. should dial (855) 669-9658 and callers from outside the U.S. should dial +1 (412) 317-0088, and enter conference identification number 8477736.

Webcast:

The conference call will also be available on the Company’s website at www.kkrreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the webcast will also be available for 30 days on the Company’s website.

Supplemental Information

The slide presentation accompanying this release and containing supplemental information about the Company’s financial results for the quarter ended March 31, 2026 may also be accessed through the investor relations section of the Company’s website at www.kkrreit.com.

About KKR Real Estate Finance Trust Inc.

KKR Real Estate Finance Trust Inc. (NYSE: KREF) is a real estate investment trust that primarily originates or acquires transitional senior loans collateralized by institutional-quality commercial real estate assets that are owned and operated by experienced and well-capitalized sponsors and located in liquid markets with strong underlying fundamentals. The Company's target assets also include mezzanine loans, preferred equity and other debt-oriented instruments with these characteristics. The Company is externally managed and advised by KKR Real Estate Finance Manager LLC, a registered investment adviser and an indirect subsidiary of KKR & Co. Inc., a leading global alternative investment firm with a nearly 50-year history of leadership, innovation and investment excellence and $743.9 billion of assets under management as of December 31, 2025.

Additional information can be found on the Company’s website at www.kkrreit.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, its future operations and financial performance. You can identify these forward looking statements by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “should,” “seek,” “approximately,” “predict,” “intend,” “will,” “plan,” “estimate,” “anticipate,” the negative version of these words, other comparable words or other statements that do not relate strictly to historical or factual matters. By their nature, forward-looking statements speak only as of the date they are made, are not statements of historical fact or guarantees of future performance and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations, taking into account all information currently available to it. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. Such forward-looking statements are subject to various risks and uncertainties, including, among other things: the general political, economic, competitive, and other conditions in the United States and in any foreign jurisdictions in which we invest; global economic trends and conditions, including heightened inflation, slower growth or recession, changes to fiscal and monetary policy, fluctuations in interest rates and credit spreads, labor shortages, currency fluctuations and challenges in global supply chains; deterioration in the performance of the properties securing our investments; difficulty accessing financing or raising capital; and the risks, uncertainties and factors set forth under Part I-Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in this release. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and information included in this release and in the Company’s filings with the SEC. All forward-looking statements in this release speak only as of the date of this release. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

CONTACT INFORMATION

Investor Relations:

Jack Switala

Tel: 212-763-9048

kref-ir@kkr.com

Media:

Brooke Rustad

Tel: 646-823-0893

media@kkr.com

Definitions:

“Loan-to-value ratio”: Generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated. For the CMBS B-Pieces, LTV is based on the weighted average LTV of the underlying loan pool.

“Distributable Earnings”: Distributable Earnings, a measure that is not prepared in accordance with GAAP, is a key indicator of the Company's ability to generate sufficient income to pay its quarterly dividends and in determining the amount of such dividends, which is the primary focus of yield/income investors who comprise a significant portion of the Company’s investor base. Accordingly, the Company believes providing Distributable Earnings on a supplemental basis to its net income as determined in accordance with GAAP is helpful to its stockholders in assessing the overall performance of the Company’s business.

The Company defines Distributable Earnings as net income (loss) attributable to common stockholders or, without duplication, owners of the Company’s subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (iv) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items agreed upon after discussions between the Company’s manager and board of directors and after approval by a majority of the Company’s independent directors. The exclusion of depreciation and amortization from the calculation of Distributable Earnings only applies to debt investments related to real estate to the extent the Company forecloses upon the property or properties underlying such debt investments.

Distributable Earnings should not be considered as a substitute for GAAP net income or taxable income. The Company cautions readers that its methodology for calculating Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, the Company’s reported Distributable Earnings may not be comparable to similar measures presented by other REITs.